EXHIBIT 5

[LETTERHEAD OF DLA PIPER US LLP]

December 15, 2006

The Board of Directors

MFRI, Inc.

7720 Lehigh Avenue

Niles, Illinois 60714

Gentlemen:

We have examined the registration statement to be filed with the Securities and Exchange Commission on or about December 15, 2006 for registration under the Securities Act of 1933, as amended, of 1,500,000 shares of common stock, par value $0.01 per share ("Common Stock"), of MFRI, Inc. (the "Company") to be issued and sold from time to time pursuant to resolutions of the Board of Directors of the Company duly adopted on December 7, 2006 (the “Resolutions”). We have examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and its By-Laws, and we have made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

On the basis of the foregoing, we are of the opinion that the issuance of the aforesaid shares of common stock to be offered by the Company from time to time has been duly authorized, and, when issued and sold upon the terms and conditions set forth in the Resolutions, such shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the registration.

Very truly yours,

DLA PIPER US LLP

/s/ DLA Piper US LLP

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